Exhibit 5.1

DENNIS BROVARONE ATTORNEY AND COUNSELOR AT LAW
18 Mountain Laurel Drive
Littleton, Colorado 80127
phone: 303 466 4092 / fax: 303 466 4826

August 22, 2007

Board of Directors / Pure Bioscience

Re:	Registration Statement on Form S-8

Gentlemen:

        You have requested my opinion as to the legality of the issuance by Amish Naturals, Inc., (the “Corporation”) of up to 8,200,000 shares of Common Stock (the “Shares”) pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) to be filed on or about August 22, 2007

        Pursuant to your request I have reviewed and examined:(1).The Articles of Incorporation of the Corporation, as amended (the “Articles”); (2). The Bylaws of the Corporation, as certified by the Secretary of the Corporation; (3). The minute book of the Corporation; (4). A copy of certain resolutions of the Board of Directors of the Corporation; (5). The Registration Statement; (6). The Corporation’s Incentive Plan covered by the Registration Statement; and (7).Such other matters as I have deemed relevant in order to form my opinion.

        Based upon the foregoing, I am of the opinion that the Shares, if issued as described in the Registration Statement will have been duly authorized, legally issued, fully paid and non-assessable.

        This opinion is furnished by me as counsel to the Corporation and is solely for your benefit. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without our prior written consent.

        Not withstanding the above, I consent to the use of this opinion in the Registration Statement.

Very truly yours,

/s/ DENNIS BROVARONE
Dennis Brovarone